Contract of mortgage of maximum amount

Xin Ying Gan Gong Ye- Gao Di

Serial No. : 20080008

Mortgager: Nanchang Branch, Industrial Bank Co., Ltd.

Head: _________________________

Domicile: ______________________

Post Code: _____________________

Telex: ____________________

Contact Number: ______________

Fax: ____________________

Mortgagee: Guixi Yixin Copper Co., Ltd.

Legal Representative: ____________

Domicile: _____________________

Post Code: ____________________

Telex: ____________________

Contact Number: _______________

Fax: ____________________

Signing location:_________________________

In order to ensure the settlement of the debts successively arising within particular period between the mortgager ( referred to as the “creditor”) and the debtor Guixi Yixin Copper Co., Ltd., the mortgagee is voluntary to provide guarantee to the mortgager by its own property. Both parties hereof establish the contract after negotiation in accordance with provisions of applicable laws.
Article 1 Definition and interpretation
Otherwise indicated in the contract, or:
(1) “Claims between the mortgagee and the mortgager” include the claims (including principal, interest, penalty rate, compound interest, penalty, damage indemnity and expense for the mortgager’s realization of claims, etc.) formed relating to the financing operations such as local and foreign currency borrowing, loan, trade financing (application for letter of credit, trust receipt, packing loan, export bill purchase, export collection bill purchased and import documentary credit), acceptance, discount, bills repurchase and guarantee, etc.)
(2) “Mortgage value period of validity” is an uninterrupted successive period fixed expressly by both parities involving in the contract to specify the claim period of mortgage and guarantee. During the proposed period, any claim arising, irrespective of whether single liability of the creditor exceeds the period, the mortgagee promises to bear the obligation of mortgage and guarantee for all debt balances under the maximum mortgage principal limit through the guaranty hereof.
(3) “Principal” means the debt principal caused when the debtor transacting the business, which includes but not limited to the principal of local or foreign currency borrowings, principal of trade financing, amount of bank acceptances, amount of bill discount, advances arising under letter of credits and debt principal led to guarantee obligation under the mortgager’s guarantee to the debtor, etc.), but excludes guarantee deposit, deposit bills or national debts provided by the creditor or third person to guarantee corresponding claim principal and discount of bank acceptances or credit balance impawned hereby.
(4) “Mortgage maximum principal limit” means the maximum principal amount fixed expressly by both signing parties in order to clarify the scope of the claim under mortgage and guarantee. Under the principal limit, regardless the times of the credits appearing between the mortgager and the debtor, the mortgagee will bear the guarantee obligation for overall credit balance hereof (including the principal, interest, penalty rate, compound interest, penalty, damage indemnity and expenses for the mortgager’s realization of claims, etc.).
(5) “Expenses for the mortgager’s realization of claim” includes but no limited to lawsuit cost, arbitration expense, property preservation expense, execution application cost, attorney fee, handling fee, announcement expense, evaluation expense, identification expense, auction fee, realization expense, guaranty disposal fee, transfer fee, communication fee and travel expense, etc.
(6) The mortgager practices balance control to the credit of the debtor. The balance means the debt balance sum of the debtor to the mortgager within the period of validity of mortgage and guarantee, which comprises the two parts, namely, the unexpired balance and the due unpaid balance as follows:

1. The unexpired balance means various to-be-paid debts formed when the debt performance term is not expired yet.
2. The due unpaid balance means the entire debt balance unsettled by the debtor and the mortgager when the debt performance term is expired.
(7) “Main contract” means the contract singed by the mortgager and the debtor, within the period of validity of the mortgage rate, to detail amount of each debt, debt performance period and other rights and obligates, and the credit and debt contract of mortgage guarantee at maximum amount which existed before establishing the maximum amount hypothec and carried forward upon the approval of the mortgager.

Article 2 The credit under mortgage guarantee
The credit under mortgage guarantee of the contract is all claims incurred, under the mortgage maximum principal limit, between the mortgager and the debtor within the Mortgage value period of validity.
The following credits, existing prior to the establishment of the maximum amount hypothec, are approved by the mortgager to be carried forward into the credit scope of mortgage guarantee at maximum specified in the contract.
1. Mortgage Nme:_______ Serial No.:__________ Type:__________ Currency:__________ Amount:____________ Interest Rate:__________ Period:_________
2. Mortgage Nme:_______ Serial No.:__________ Type:__________ Currency:__________ Amount:____________ Interest Rate:__________ Period:_________
3. Mortgage Nme:_______ Serial No.:__________ Type:__________ Currency:__________ Amount:____________ Interest Rate:__________ Period:_________

Article 3 Mortgage value period of validity
(1) The mortgage value period of validity is from September 27, 2008 to Sep. 27, 2009.
(2) Otherwise indicated in the contract, the occurrence date of the debts guaranteed by the guaranty shall be within the mortgage value period of validity. The date of expiration of each debt is allowed to exceed the date of expiration of the mortgage value period of validity, which means no matter unit debt of the debtor exceeds the date of expiration of the mortgage value period of validity or not, the mortgager promises to bear the obligation of mortgage and guarantee for all debt balances under the maximum mortgage principal limit through the guaranty hereof.

Article 4 Mortgage maximum principal limit
i. In the contract, the mortgage maximum principal limit applies the currency of _RMB_, with an amount (in word) of _Nine million yuan only.

ii. In the mortgage maximum principal limit, irrespective of the time and each amount of the credits between the mortgager and the debtor, the obligation of mortgage guarantee covers all credit balances under the mortgage maximum principal limit (including the principal, interest, penalty rate, compound interest, penalty, damage indemnity and expenses for the mortgager’s realization of claims, etc.).

Article 5 Guaranty
The mortgager is voluntary to set the mortgage by land. See the Guaranty List (Annex) for details of the guaranty. The efficacy of the guaranty covers the accessory items of the guaranty from right, subrogation right, attachments, mixtures, processed items and yields.
During the duration of the mortgage, the efficacy of the hypothec covers the yields generated by the guaranty (including natural yields separated from the guaranty and legal yields that can be received by mortgager upon the guaranty.

Article 6 Guarantee scope
The guarantee scope of mortgage covers all credit balances arising within the mortgage valve period of validity and under the mortgage maximum principal limit ( including but not limited to the principal, interest, penalty rate, compound interest, penalty, damage indemnity and expenses for the mortgager’s realization of claims, etc.).
The credits of the mortgage guarantee at maximum amount which existed before establishing the maximum amount hypothec and carried forward into the contract upon the approval of the mortgagee.
Regardless of various guarantees (including mortgage, hypothecation and warranty) under the items of the main contract, the mortgage shall guarantee for the debt above by all guaranties hereof. In case that the mortgage registration authority requires to make the guaranty guarantee partial debts of the main contract, the requisition has no legal efficacy to the mortgagee and the mortgager and will not be deemed as modification to the agreed scope of mortgage guarantee in the contract.

Article 7 Mortgage period
(i) The hypothec exists simultaneously with the debt under guarantee. The hypothec is eliminated only after the s the debt is settled.
(ii) Under the requisition of the mortgage registration authority, the mortgage period is registered from Sep. 27, 2008 to Sep 27, 2009. When the mortgage period expires but the debtor does not clear the debt:
1.	The hypothec possessed by the mortgager according to laws in unchanged; and
2.	The mortgagee shall complete the registration procedures for continued mortgage.

Article 8 Occupation of guaranty
1. The mortgaged property under the contract should be occupied and preserved by mortgager, and the mortgagee agrees to receive the inspection on mortgaged property from mortgager at any time.
2. The mortgagee should keep, maintain and protect the mortgaged property well, and adopt effective measures to guarantee the safety and integrity of the mortgaged property. If the mortgaged property is needed to be repaired, the mortgager should immediately repair it, and bear the expense incurred.

3. During the mortgage period, the mortgager is entitled to levy and occupy the yields of guaranty.

Article 9 Insurance of guaranty
1.
Before the guaranty is delivered to the mortgager by mortgagee, if the guaranty is required to be insured by mortgager, the guaranty should be in full insurance according to the insurance type required by mortgager.

2.
In the period of validity for the contract, mortgagee should keep the insurance continuity. If the mortgagee discontinues the insurance, the mortgager has the right to continue insurance, and the related expenses will be paid by mortgagee, and mortgagee will take full responsibility for all losses due to discontinued insurance.

3.
Mortgager is the first beneficiary for the insurance of guaranty. If the insurance compensation is not enough for the settlement of the guaranty mortgage loan at maximum amount, the mortgager will have the right of recourse against the debtor.

Article 10 Mortgage registration
1.
Within 1 working days after signing the contract, mortgagee should transact the mortgage registration procedures in related authority along with the contract in accordance with Property Law of the People's Republic of China and Guarantee Law of the People's Republic of China.

2.	After the registration procedure for mortgaged property is transacted by mortgagee, the related registration documents will be occupied by mortgager.
3.
The mortgagee will transact the mortgage registration at maximum amount for guaranty, which is effective for each debt in the maximum amount, and the mortgagee will not transact the mortgage registration procedure one by one, except as otherwise stipulated by two Parties or mortgage registration department.

4.	If the guaranty yield is needed to transact the mortgage registration procedure, the mortgagee should transact the mortgage registration procedure for the guaranty yield well.

Article 11 Expenses
All the expenses under the contract (including but not limited to mortgage registration fee, contract survey’s fee, and the expenses for insurance, transportation, storage, keeping, evaluation, maintenance and punishment of the mortgage property,) will be assumed by mortgagee, except as otherwise stipulated by contracting parties.

Article 12 Realization of hypothec
1.
If one of the following circumstances occurs, the mortgager will be authorized to directly dispose the guaranty by the mortgagee (including but not limited to guaranty discount or direct auction, and guaranty sales), and the obtained money will be used to pay for the debts.

(1) The debtor does not pay off the mortgaged debts according to the main contract (including the interest on principal for debts which is declared to come to end because of the violation of debtor and mortgagee):
(2) The value of guaranty is reduced or will be reduced due to the factors like market changes;
(3) The operation condition of the debtor becomes seriously worse, and the debtor loses the business honor or has the possibility or probably looses the performance ability, the mortgager is needed to collect the mortgaged debts in advance;
(4) Other situations that the mortgager has right to dispose the guaranty in accordance with the laws and regulations or the contract.
2.	If there are more than two mortgagees, the mortgager will have right to dispose any or each mortgagee’s guaranty when implementing the hypothec.

Article 13 Statement and promise of the mortgagee
1.
Mortgagee is a legal entity, legally registered and established and validly existing, and has legal guarantor qualification and is capable of settling debts, which is voluntary to assume and carry out the guarantee liability.

2.	The mortgagee has been already approved by the governing units such as upper authority or company’s board of directors to sign the contract, and has obtained all necessary authorizations.
3.
The mortgagee signs and implements the contract, not violating any provision or agreement which has restraining force to the assets, not violating any guarantee agreement and other agreements signed by mortgagee and other people, and not violating any other document, agreement and promise contents which have restraining force to mortgagee.

4.
The mortgagee will provide all exact, true, complete and valid documents, data, reports and vouchers to the mortgager, and will receive mortgager’s inspection and supervision on the business activities and financial conditions.

5.
Leasing, mortgage, pledge or other right limitations are not settled for the guaranty, and the currency for guaranty is not limited by law and the agreement. The property, which is not in accordance with the law or the agreement having restraining force to the mortgagee, can not be circulated or is limited to be circulated.

6.
Mortgagee has complete ownership for the guaranty. If the guaranty belongs to joint property, the joint owners have already agreed the mortgage at maximum amount under the contract in written, and the mortgagee shall take full legal responsibilities caused by the right disputes of the guaranty.

7.	The mortgagee clearly knows the business scope and the limits to authorization of the debtor.
8.
The mortgagee has already recognized all the items of the contract fully, and has paid more attention to the items in boldface of the contract. The mortgager has provided necessary interpretations to the articles of the contract on the require of mortgagee, and the mortgagee has already knew and fully understood the definitions of the contract items and the corresponding legal consequences, and is voluntary to provide guaranty mortgage for the main contract’s debtor and carry out the joint settlement liability in accordance with the contract.

9.
If the event of causing the guaranty value reduced occurs, such as market change, and natural disaster etc, the mortgagee will immediately notify the mortgager in written within 3 days after the happening of the event. If the mortgagee does not notify the mortgager in time, the mortgager will have right to require the mortgagee to assume the responsibility of breach to contract.

10.
Mortgagee has the right to claim repayment from the debtor on the basis of not affecting the further debts repayment of the debtor after implementing the mortgage liability. However, if the debtor simultaneously faces repayment from mortgagee and any payment requirement from the mortgager under the contract, the mortgagee will agree the debtor to pay mortgager’s debts preferentially.

11.
If the debtor and the mortgagee has already signed or will sign the counter-guarantee agreement on the guarantee obligations under the contract, the counter-guarantee agreement should not damage any right enjoyed by the mortgager under the contract legally or actually.

12.
If the mortgaged property is lost or it’s value is obviously reduced, which is caused by natural disaster, accident, violation or other situations, the mortgagee should immediately adopt measures to prevent the loss from further enlargement, and in time notify the mortgager in written.

13.
Before completing the settlement of mortgaged debts, if the guaranty value is obviously reduced, the mortgagee will adopt effective measures to make up the guaranty value or provide new full-amount and effective mortgage according to mortgager’s requirement.

14.
Before completing the settlement of mortgaged debts, the mortgagee shall ensure to keep, use and maintain the guaranty well, and will ensure not to dispose the guaranty in the manner of renting, lending, re-mortgaging, pledge, and sales without the agreement from the mortgager.

15.
When the main debtor does not carry out the debts legally, no matter whether the mortgager has other mortgages on the debts under the main contract (including but not limited to guarantee, mortgage, pledge, letter of guarantee, standby and any other assure means), the mortgagee will take full security liabilities.

Article 14 Mortgager’s rights
1.	Mortgager has right to require the mortgagee to provide the financial report, financial statement and other data reflecting the business circumstance and credit circumstance at any time.
2.	If there are more than two mortgagees, the mortgager has right to dispose any or each mortgagee’s guaranty when implementing the hypothec.
3.
When the main debtor does not carry out the debts legally, no matter whether the mortgager has other mortgages on the debts under the main contract (including but not limited to guarantee, mortgage, pledge, letter of guarantee, standby and any other assure means), mortgager shall have right to directly require the mortgagee to take full security liabilities under the mortgage contract, and is not needed to firstly carry out other guarantee rights.

4.
Before confirming the obligatory right mortgaged and guaranteed at maximum amount, the mortgagee has right to transfer partial or full obligatory rights and the corresponding hypothec without the prior consent of mortgagee.

Article 15 Alteration of main contract under mortgage
The mortgagee confirms that the alteration of main contract agreed by the mortgager and debtor is regarded as having obtained prior consent with mortgager without notification of the mortgager, and the liability to guarantee for the mortgagee shall not be reduced thereby.

Article 16 Liability for breach of contract
In case that the mortgagee violates any term herein, the mortgager reserves the right to adopt one or several measures listed below:
(1)	Request the mortgagee to correct contract violation in a limited period;
(2)	Request the mortgagee to provide new, sufficient and effective guarantee;
(3)	Withdraw partial or all guaranteed liabilities in advance, process the guaranty and settle the guaranteed liabilities with the proceeds;
(4)	Request the mortgagee to compensate for losses;
(5)	Deduct payment from any account of the mortgagee and pay the mortgagee indemnity and other expenses due.

Article 17 Independence of warrantor’s obligations
(1)
The mortgagee guarantees that the debtor performs all obligations stipulated in the main contract, and in case of any violation of terms of the main contract (including but not limited to the usage of liability fund by the debtor not in accordance with the term of the main contract), the performance of guarantee obligations under the contract conducted by the mortgagee shall not be affected.

(2)	The obligations of the mortgagee under the contract is independent and not be affected by relationship between any party of the contract and a third party, unless otherwise agreed herein.

Article 18 Governing, applicable law and dispute settlement
(1)	The laws of the People's Republic of China apply to the conclusion, validity, interpretation, performance and dispute settlement under the contract.
(2)
Any dispute or controversy incurring in the performance of the contract or relevant to the contract shall be settled through negotiation; in case that negotiation fails, it shall be settled according to ① method:

☐	File a lawsuit to the people’s court in the location of the mortgagee.
☐
Submit to_____________arbitration committee (arbitration place:___________) for arbitration, which shall be conducted in accordance with the existing effective arbitration provisions. The arbitration ruling is final and binding on all parties.

☐	Other methods: ________________________________________________

Article 19 Notice
(1)	Any notice or communication under the mortgage contract shall be delivered to the other party in writing as the communication address recorded on the cover the contract.

(2)
Any alteration of the communication address of any party of the contract shall be notified to the other party within 3 days after the date of alteration, otherwise the party shall undertake all legal consequences.

(3)	Any notice or communication delivered as the aforesaid address shall be regarded as being delivered on the following date:
☐	The fifth working day upon the delivery of registration in case of letter;
☐	The date on which the other party receives, confirms and feeds it back in case of telex;
☐	The date on which the addressee signs in in case of special-purpose delivery by a worker.
(4) In case that any alteration of the mortgagee name, legal representative, address and other matters is not notified to the mortgager in writing, that the mortgager delivers all notices or documents to the mortgagee per the materials recorded in the contract shall be regarded having delivered.

Article 20 Execution of the contract and miscellaneous
(1)	The contract shall go into effect upon signing or sealing of both parties.
(2)
In accordance with rules and regulations in China, in case of any mortgage in need of registration under the contract, the mortgagee shall handle legitimate registration procedure in conjunction with the mortgager immediately upon signing the contract.

(3)
During the effectiveness of the contract, any tolerance, grace, preference or delayed execution of the rights and interests under the contract offered by the mortgager to the debtor and warrantor shall not harm, affect or limit all rights and interests enjoyed by the mortgager in accordance with relevant laws, stipulations of administrative rules and regulations, and terms of the contract, shall not be regarded as abandonment of any right and interest of the mortgager under the contract, and shall not affect any obligation of the mortgagee under the contract.

(4)	Annexes herein are the integral part of the contract and shall have the same legal effect as the text of the contract.
(5)
“Working day” in the contract refers to the business day of the bank. During execution of the contract, in case of a certain withdrawal or payment date is a non-business day, it shall apply to the next business day.

(6)
The contract shall terminate upon liquidation of all liabilities guaranteed under the contract. Upon termination of the contract, the mortgagee shall return the ownership certificate of the guaranty in store to the mortgager.

(7)
During the period agreed in Article 3 (1) of the contract, any contract, agreement and other legal documents signed for the formation of debtor-creditor relationship of the mortgager and debtor, if not confirmed in relevant contract, agreement and other legal document for the usage of guaranty mortgage herein, shall be deemed as guaranty mortgage for the contract.

(8)	The contract original is made in three copies held by the mortgagee, mortgager and the registration department respectively with equal legal force.

Article 21 Supplementary provision
Mortgager (official seal): Industrial Bank Co., Ltd. Nanchang Branch Head or authorized agent (seal): Zheng Zhiming Date:
Mortgagee (official seal): Guixi Yixin Copper Co., Ltd. Legal representative or authorized agent (seal): Hu Shihong Date:
Registration department (official seal): Head (seal): Date:

Annex 1 :
Uner the No.____________ Mortgage Contract at Maximum Amount:

Guaranty List (Real Estate)

Guaranty name	Property Rights
Owner	Guixi Yixin Copper Co., Ltd.
User
Type		Service life
Domicile
Metes and bounds	East	West
	South	North
Floor area (square meter)		Building area (square meter)	18325.86
Structure		Floor number	Level
Construction cost (RMB Yuan)		Present value (RMB Yuan)
Property certificate number	Gui Fang Luo Ta Zi No.20083365--20083369; 20083372; 20083373
Issuing authority
Issuing date
Insurance type

Mortgagee (seal): Guixi Yixin Copper Co., Ltd.

Mortgager (official seal): Industrial Bank Co., Ltd. Nanchang Branch

Bank operator (signature):

Filling date:

Annex 2 :
Uner the No.____________ Mortgage Contract at Maximum Amount:

Guaranty List (Intangible Assests)

Guaranty Name	Unit	Quantity	Quality	Domicile	Owner	User	Service Life	Cost (￥)	Present Value （￥）	Insurance

Mortgagee  (seal): Guixi Yixin Copper Co., Ltd.

Mortgagor  (official seal):

Bank operator (signature):

Filling date: